Exhibit 19

Effective: November, 2024

Insider Trading Policy and Procedure

Purpose and Scope

The purpose of this policy (“Policy”) is to establish the principles and expectations of Teva Pharmaceutical Industries Limited and its subsidiaries (collectively, “Teva”) with respect to insider trading laws and other applicable securities laws and regulations regarding trading in securities. This Policy applies to all of the members of our Board of Directors (“Directors”), Teva executive officers and employees, as well as their family members and any other persons living in their home, their family members who do not live in their home but whose transactions in Teva securities are directed by or subject to their influence or control and any entity controlled by any person covered by this Policy. Teva may also determine that other persons should be subject to this Policy, such as contractors and consultants, agents and representatives, as well as professional advisors (e.g., accountants, attorneys, and investment bankers) who have access to material non-public information on Teva (“Advisors”).

This Policy applies to transactions in Teva’s securities, which include our American Depositary Shares listed on the New York Stock Exchange (“ADS”), our ordinary shares listed on the Tel Aviv Stock Exchange and our debt securities, and also to other securities that Teva may issue or for which Teva’s securities serve as underlying assets (e.g., options, warrants, puts and calls or similar instruments related to Teva securities, whether or not listed for trading on a securities exchange) (collectively, “Teva securities”) and, in certain circumstances, to the securities of other companies as well.

If you have any questions regarding this Policy, please contact the Legal Department at [*****].

Standards

Trading On or “Tipping” Material Non-Public Information is Strictly Prohibited

a.

No Director, executive officer or employee of Teva, or any other person subject to this Policy, may engage in transactions, whether directly or indirectly or through family members or other persons or entities, in Teva securities (including on behalf of Teva or any other person or entity) while in possession of material non-public information about Teva or its securities, except as otherwise specified in this Policy.

b.

No Director, executive officer or employee of Teva, or any other person subject to this Policy, may directly or indirectly disclose material non-public information about Teva or its securities, or about other companies with which Teva does business that is learned in the course of working for or otherwise providing services to Teva, to others (including another Teva employee, or a Director, and/or any third party, who do not have a legitimate need to know the information) to trade on the basis of such information or to pass such information along to others who might trade on the basis of such information (a practice known as “tipping”). Communication of material non-public information via web sites, blogs, social media, chat rooms, message boards or similar means may also be considered tipping.

c.

No Director, executive officer or employee of Teva, or any other person subject to this Policy, who, in the course of working for or otherwise providing services to Teva, learns of material non-public information about a company with which Teva does business, including, but not limited to, a customer, alliance partner, or supplier of Teva, or that is involved in a potential transaction or any other business relationship with or for Teva, may engage in transactions, whether directly or indirectly, or through family members or other persons or entities, in the securities of such other company while in possession of material non-public information about such other company or its securities, except as otherwise specified in this Policy. Information that is not material to Teva may nonetheless be material to such other company.

d.

Information is “material” if its disclosure would reasonably be expected to have an effect (whether positive or negative) on the price of a company’s securities or would likely be considered important by a reasonable investor in determining whether to trade in such securities in any way. Examples of material information include, but are not limited to:

•	Significant mergers, acquisitions, sale or dispositions, and joint ventures, or the licensing or other transaction involving a significant product.

•	Sales, earnings, or other financial results or developments.

•	Changes to, or confirmation of, earnings, our credit rating, or other financial guidance.

•	The commencement, acquisition, or loss of a significant contract or other business relationship, including that of a major customer.

•	An offering of securities.

•	Personnel changes involving senior management.

•	The regulatory approval or denial of a significant product, or the delay of a significant product launch or clinical trial.

•	Recall of a major product.

•	The results, whether or not favorable, of a significant clinical trial, litigation, settlement, audit (internal or external) or government investigation.

•	Material changes to the listing or trading of our securities.

•	Significant regulatory or other legal developments or compliance events.

•	Significant cybersecurity incidents.

•	Changes in dividends, dividend policies or stock repurchase programs.

These examples are intended to be illustrative and are by no means exhaustive. Be aware that whether information is “material” may be judged by the public, the media, regulators, investors, and the judicial system with the benefit of hindsight.

e.

Information is considered “non-public” unless it has been widely disseminated in a manner that makes the information available to investors generally and investors have had a reasonable time to digest the information. Information generally would be considered widely disseminated if it has been disclosed through the major newswire services, a broadcast on widely-available radio, television programs, publication in a widely-available newspaper, magazine, or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or Directors, or if it is only available to a select group of analysts, brokers, and institutional investors. Generally, a “reasonable time” following the release of the information to the public would require at least one full New York Stock Exchange trading day after the information became public.

f.

Since determining whether a fact or development constitutes material non-public information often requires legal analysis, you should exercise caution prior to trading. If you are in doubt as to whether certain non-public information is material, you should err on the side of caution and assume that it is material or consult with the Legal Department. Certain persons subject to this Policy may not trade in Teva securities during a Blackout period (see below) and certain Company executives and all Directors may not trade in Teva securities without preclearance by the Company in accordance with this Policy.

g.

It is against the law for holders of material nonpublic information to use the information to their advantage in trading stocks. The careful handling of material nonpublic information is essential to maintain fairness and openness in financial markets

Speculative and Other Special Types of Transactions

Teva has determined that there is a heightened legal risk and/or the appearance of or actual impropriety for a Director, executive officer or employee of Teva, or any other person subject to this Policy, to engage in short-term or speculative transactions in Teva securities. You are strongly discouraged from participating in any transaction in which profit is earned through a decline in value of Teva securities, such as short sales or hedges. Consider seeking advice from the Teva legal department if in doubt. These transactions include, but are not limited to:

a.	“Short sales” (i.e., the sale of securities which are not then owned by the seller and which the seller hopes can be purchased at a lower price in the future).

b.	“Short sales against the box” (i.e., selling owned, but not delivered, securities).

c.	Buying put and selling call options (i.e., the right to sell or buy securities within a certain time period at a specified price).

d.

Other hedging, derivative, or speculative transactions involving Teva securities, including forward sale contracts, equity swaps, and zero-cost collars, in which you would benefit from a decline in value of Teva securities.

Compliance with Israeli Short-Swing Profits Provisions; Reporting Trades to the Company Secretary’s Office

Under Israeli law, a Principal Insider (as such term is defined in the Israeli Securities Law, 5728-1968 and which includes Directors, executive officers, internal auditor and comptroller) of Teva who buys and sells, or sells and buys, Teva securities within a three-month period is generally presumed to have traded on inside information. Therefore, all such persons are advised to monitor carefully the timing of any purchases and sales of Teva securities so as to avoid triggering this provision of Israeli law and consult with Teva Legal department if in doubt and not already required to pre-clear such a transaction.

To facilitate compliance, and subject to the other requirements of this Policy, all Principal Insiders are required to report to the Company Secretary’s Office at [*****] every purchase or sale of Teva securities within one week of the effective date of the transaction.

Open Window and Blackout Periods

All Directors and executive officers and all other Teva employees who are involved in the preparation or review of Teva’s financial statements and related public disclosures, or such other individuals as may be identified by Teva, as well as their family members and any other persons living in their home, their family members who do not live in their home but whose transactions in Teva securities are directed by or are subject to their influence or control, and any entity controlled by any such person are subject to the following mandatory blackout procedures. If you are a Teva employee involved in the preparation or review of Teva’s financial statements and related public disclosures, or are otherwise identified by Teva as an individual who should be subject to the following blackout procedures, Teva will notify you that you are subject to these blackout procedures (all persons subject to these blackout procedures shall be known as “Blackout Persons”). If you have any uncertainty whether you are covered by the blackout procedures, please contact the Legal Department at [*****].

a.

Quarterly Blackout Periods: Teva’s announcement of its quarterly financial results almost always has the potential to have a material effect on the various markets for Teva securities. Therefore, to avoid even the appearance of trading on the basis of material non-public information, regardless of whether or not a Blackout Person is aware of any material non-public information, such Blackout Person may not engage in transactions involving Teva securities during the period beginning ten (10) calendar days prior to the end of each fiscal quarter and ending on the first full business day after the day on which Teva’s quarterly or annual results are released in the United States.

For example, if Teva announces quarterly or annual results before trading begins on a Tuesday, the first time a Blackout Person can buy or sell Teva securities is the opening of the market on Wednesday (assuming such Blackout Person is not aware of other material non-public information at that time). However, if Teva announces quarterly or annual results after trading begins on that Tuesday, the first time a Blackout Person can buy or sell Teva securities is the opening of the market on Thursday (assuming such Blackout Person is not aware of other material non-public information at that time).

Teva will endeavor to send out a notice each quarter setting forth the specific dates for the quarterly “blackout” and “open window” periods to the Blackout Persons, but each Blackout Person is responsible also for monitoring their compliance with this section of the Policy. Lack of notice is not a defense.

b.

Interim Earnings Guidance and Event-Specific Blackout Periods: Teva may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing or other means designed to achieve widespread dissemination of the information. Blackout Persons should anticipate that trading will be prohibited while Teva is in the process of assembling the information to be released and until the information has actually been disseminated to the market. Teva may designate additional blackout periods to cover these events.

From time to time, an event may occur that is material to Teva and is known by only a few individuals. So long as the event remains material and non-public, the persons who are aware of the event, as well as other persons designated by the Teva Legal Department, may not trade (or tip) in Teva securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Teva securities during an event-specific blackout, the Legal Department will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Teva Legal Department to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material non-public information.

Directors and executive officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

c.

Exceptions: The quarterly trading restrictions and interim earnings guidance and event-specific blackout periods do not apply to those transactions to which this Policy does not apply, as described below under the headings “Certain Exceptions.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to Rule 10b5-1 plans, described under the heading “Exception for Rule 10b5-1 Plans.”

d.

It is important to emphasize that the institution of blackout periods is an internal Teva policy. It does not create a “safe harbor” or otherwise insulate a person from the consequences of insider trading, which could include severe criminal and civil sanctions. Even if a blackout period is not in effect, at no time may you trade in Teva securities if you are aware of material non-public information about Teva.

Individual Responsibility

a.

Persons subject to this Policy are prohibited from trading in Teva securities, including from engaging in sales to cover the exercise price or taxes payable in connection with an exercise or vesting of options, RSUs, and PSUs, or any other equity instrument of the Company, while in possession of material non-public information.

b.	The existence of a personal financial hardship does not excuse you from compliance with this Policy.

c.

From time to time, you may have to forego a proposed transaction in Teva securities even if you planned to make the transaction before learning of the material non-public information and even though you believe that you may suffer from an economic loss.

d.

Ultimately, you are the one responsible for ensuring that you and your family members and any other persons living in your home, your family members who do not live in your home but whose transaction in Teva securities are directed by or are subject to your influence or control and any entity that you or such other person controls comply with this Policy in all respects. Accordingly, any internal policy, guideline, action or general advice of Teva, the Legal Department or any other employee or Director, whether pursuant to this Policy or otherwise, does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Post-Termination Transactions

This Policy continues to apply to you even after your employment or term of service with Teva has terminated. If you are in possession of material non-public information when your employment or term of service terminates (including information regarding Teva or regarding another company which you obtained in the course of your employment or term of service with Teva), you may not trade in Teva securities and/or the other company’s securities as set forth in this Policy until the information becomes public or is no longer material.

Certain Exceptions

This Policy does not apply to the following transactions:

a.

The vesting of options, RSUs, or PSUs, including the withholding of shares by Teva to satisfy tax withholding requirements; however, this Policy does apply to the sale of such equity awards, including the sale of such equity awards to cover the exercise price or taxes payable in connection with an exercise or vesting.

b.

The automatic purchase of securities resulting from periodic contributions to the Teva Retirement Savings Plan, the Teva Supplemental Deferred Compensation Plan, or any other employee stock purchase plan deducted through payroll along with any matching contributions.

c.	The automatic purchase of securities resulting from the reinvestment of dividends paid on a security.

d.	Any other purchase of Teva securities from, or sale of Teva securities to, Teva.

e.	Transactions in broadly-invested mutual funds and index funds.

f.

The sale of securities pursuant to pre-approved trading plans that comply with Rule 10b5-1 under the Exchange Act and any applicable Israeli or other United States law and applicable securities exchange rules and regulations.

Exception for Rule 10B5-1 Plans

Trades in Teva securities by Directors, executive officers and other persons subject to the procedures set forth in this Policy that are executed pursuant to a Rule 10b5-1 plan are not subject to the blackout procedures set forth above. Rule 10b5-1 under the Exchange Act (“Rule 10b5-1” and any plan established thereunder, a “Rule 10b5-1 Plan”) provides an affirmative defense to insider trading allegations under the U.S. federal securities laws for trading plans that meet certain requirements. In general, a Rule 10b5-1 plan must be entered into when you are not aware of any material non-public information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. In addition, any Rule 10b5-1 Plan may be entered into or modified only (i) at a time when the person entering into, or modifying the plan is not aware of material nonpublic information about the Company or Company Securities and (ii) in the case of individuals subject to blackout procedures, during an open “Window Period.”

Once a Rule 10b5-1 Plan is adopted or modified, it is subject to a “cooling-off” period before execution of the first trade. The “cooling-off” period for directors and officers subject to Section 16 of the Exchange Act ends on the later of: (1) 90 days following the Rule 10b5-1 Plan adoption or modification or (2) two business days following the disclosure in Form 10-Q or Form 10-K of the Company’s financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (however, the cooling-off period will not exceed 120 days following plan adoption or modification). For all other individuals, a 30 day cooling-off period is required.

A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers subject to Section 16 of the Exchange Act must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.

All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

Consequences of Insider Trading Violations

a.

Law enforcement agencies and securities regulators worldwide aggressively investigate suspected insider trading violations and have brought numerous high-profile prosecutions and enforcement actions. Regulators have also prosecuted insider trading violations where an employee or insider has traded in the securities of another company based on material nonpublic information learned in connection with their employment or role as an insider.

b.	Violators of the insider trading laws are subject to imprisonment, criminal fines administrative sanctions, disgorgement of profits, civil penalties and/or private party damages.

Violation of Policy

a.	Any breach of this Policy, including failure to report actual or potential violations of this Policy or applicable law, may result in disciplinary measures, including termination of employment.

Please contact the Legal Department at [*****] with any questions concerning this Policy.

b.

Teva personnel are required to promptly report any known or suspected improper activity in violation of this Policy, Teva’s Code of Conduct, or applicable laws and regulations. Such reports can be made to the Compliance or Legal Department or through Teva’s Office of Business Integrity and may also be submitted anonymously using the Teva Integrity Hotline.

Non-Retaliation

Teva will not tolerate any form of retaliation against anyone for making a good faith report of a potential violation.

Modifications to Policy

Teva may at any time change this Policy or adopt such other policies or procedures that it considers appropriate to carry out the purposes of this Policy. Notice of any such change will be delivered to you by regular or electronic mail (or other delivery option in Teva’s discretion). You will be deemed to have received, be bound by and agree to revisions of this Policy when such revisions have been delivered to you.

Addendum to Teva’s Insider Trading Policy

The Board of Directors of Teva Pharmaceutical Industries Limited (together with its subsidiaries, “Teva”) has adopted this Addendum (this “Addendum”) to Teva’s Insider Trading Policy (the “Policy”). This Addendum applies to all of the members of our Board of Directors (“directors”), executive officers (“executive officers”) subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as their family members and any other persons living in their home, their family members who do not live in their home but whose transactions in Teva securities are directed by or are subject to their influence or control and any entity controlled by any person covered by this Addendum, and any Principal Insider (as such term is defined in the Israeli Securities Law, 5728).

This Addendum is in addition to and supplements the Policy and the Policy is incorporated by reference in this Addendum. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Policy.

If you have any questions regarding this Addendum, please contact the Legal Department at [*****].

Pre-Clearence Procedures

Directors, executive officers or other persons subject to this Addendum, may not engage in any transaction involving Teva’s securities (including a stock plan transaction, such as an option exercise, or a gift, loan, pledge, contribution to a trust, or any other transfer) at any time, including during “open window” periods, without first obtaining written pre-clearance of the proposed transaction from the Company Secretary or his or her designee (the “Insider Trading Compliance Officer”). Directors, executive officers and others subject to pre-clearance should follow the following procedures when seeking pre-clearance of a transaction:

1.

A request for pre-clearance of a transaction should be submitted to the Insider Trading Compliance Officer by emailing [*****] and submitting the completed Stock Transaction Request form attached as Annex A to this Policy (other than the “Confirmation of Transaction” section) or otherwise providing information substantially in the form set forth therein at least three (3) business days in advance of the proposed transaction. Transactions that have received pre-clearance must be completed within three (3) business days of receipt of pre-clearance; if not completed within that time period, a new request for pre-clearance must be made.

2.	The Insider Trading Compliance Officer is under no obligation to approve a trade or transaction submitted for pre-clearance, and may determine not to permit the transaction.

3.

The Insider Trading Compliance Officer may not transact in Teva securities unless the Chief Financial Officer or the Chief Legal Officer (or the Company Secretary if the Insider Trading Compliance Officer is someone other than the Company Secretary) has approved the transaction in advance pursuant to this Addendum.

4.

Even if you have received an affirmative pre-clearance, you may not complete the transaction in the required window if you come into possession of new non-public information that may be material for the Company prior to executing the transaction. In that case, a new pre-clearance request for review must be made.

You should seek and obtain pre-clearance from the Insider Trading Compliance Officer prior to discussing a potential trade with your broker or other advisors. If pre-clearance is denied, such denial must be kept confidential by the person requesting pre-clearance. Unless otherwise provided, pre-clearance of a transaction is valid for three (3) business days. If the transaction is not executed within that time, the person requesting pre-clearance must request pre-clearance again. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past (6) six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if applicable, at the time of any sale.

Transactions in Teva’s securities executed pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) (any such plan, a “Rule 10b5-1 plan”) are not subject to the pre-clearance procedures set forth herein. However, the adoption or modification of a Rule 10b5-1 Plan by directors, executive officers and other persons subject to the pre-clearance procedures must be approved in writing by the Insider Trading Compliance Officer. In case of an early termination of a Rule 10b5-1 Plan, the Insider Trading Compliance Officer should be notified. In every instance, all Rule 10b5-1 Plans must meet the requirements of Rule 10b5-1. Any Rule 10b5-1 Plan to be established by such persons must be submitted for approval (5) five business days prior to the entry into the Rule 10b5-1 Plan, and any proposed modifications must be submitted for approval to the Insider Trading Compliance Officer at least (3) three business days prior to the consummation of such modifications (in each case, unless a shorter period has been approved by the Insider Trading Compliance Officer). No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will then be required.

Following execution of any transaction in Teva securities by a director, executive officer, or other persons subject to the pre-clearance procedures (including transactions effected pursuant to a Rule 10b5-1 plan), such trade or transaction must be reported to the Legal Department at [*****] by delivery of the completed “Confirmation of Transaction” section of the Stock Transaction Request form attached as Annex A to this Addendum, or by otherwise providing information substantially in the form set forth therein no later than the next business day after the transaction occurs. Each such report should include: (i) the date of the transaction, (ii) quantity of shares, and (iii) price and broker-dealer (if any) through which the transaction was effected. This reporting requirement may be satisfied by sending (or having your broker send) duplicate confirmations of trades to the Legal Department at [*****] if such information is received by the Legal Department on (or before) the required date. This requirement is in addition to any required notification that Teva receives from the broker who completes the trade.

Neither the Insider Trading Compliance Officer nor the Legal Department assumes responsibility for, and approval from the Insider Trading Compliance Officer does not protect you from, the consequences of prohibited or non-compliant insider trading. Ultimately, you are the one responsible for ensuring that you and your family members subject to this Addendum, and entities controlled by you or by your family members, or such other persons comply with this Addendum and the Policy in all respects. Accordingly, any internal policy, guideline, action, or general advice of Teva, the Insider Trading Compliance Officer, the Legal Department, or any other employee or director, whether pursuant to this Addendum, the Policy or otherwise, does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Speculative Transactions

Teva has determined that there is a heightened legal risk and/or the appearance of or actual impropriety for a director, executive officer, or other person subject to this Addendum, to engage in short-term or speculative transactions in Teva securities. Accordingly, your trading in Teva securities is subject to the following requirements:

1.

Publicly Traded Options and other Derivatives. You may not engage in transactions in publicly traded options or other derivative securities, on an exchange or in any other organized market, related to Teva’s securities. Given the relatively short-term nature of many such derivatives, transactions in derivatives may create the appearance that you are trading based on material non-public information or are focusing attention on short-term performance at the expense of long-term objectives.

2.

No-Hedging Policy. You are prohibited from hedging your equity-based awards and any other Teva securities held by you or for you (whether such securities are subject to transfer restrictions or not). Examples includes purchasing or selling options on Teva securities, purchasing or selling puts, calls, straddles, equity swaps or other derivative securities linked to Teva’s securities or engaging in “short” sales on Teva securities.

3.

No-Pledging Policy. You are prohibited from pledging or using your equity-based awards and any other Teva securities held by you (whether they are subject to transfer restrictions or not) as collateral for loans or any type of security interest, including, but not limited to, holding such securities in a margin account; however, the Audit Committee may, at its discretion, provide exceptions to this prohibition.

4.

Standing and Limit Orders. You are strongly discouraged from placing standing or limit orders on Teva securities, except under a Rule 10b5-1 plan. Standing and limit orders should be used only for a very brief period of time. A standing or limit order placed with a broker to sell or purchase securities at a specified price leaves you with no control over the timing of the transaction. A standing or limit order transaction executed by the broker may occur at a time when you are in possession of material non-public information or are otherwise prohibited from trading in Teva securities, resulting in an inadvertent violation of this Policy.

Post-Termination Transactions

If you are aware of material non-public information when your employment or services with Teva has terminated, you may not trade in Teva securities until that information has become public or is no longer material. In addition, transactions executed within six (6) months after you cease to be an insider may be taken into account for purposes of determining the existence of short swing profits under Section 16(b) of the Exchange Act or any other similar short swing provisions. In all other respects, the procedures set forth in this Addendum will cease to apply to your transactions in Teva securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of termination of your employment or services.

Company Assistance

Your compliance with this Addendum and the Policy is of the utmost importance both for you and for Teva. If you have any questions about this Addendum, the Policy, or their application to any proposed transaction, you should obtain additional guidance from the Legal Department at [*****].

Modifications to Addendum

Teva may at any time change this Addendum or adopt such other policies or procedures that it considers appropriate to carry out the purposes of this Addendum. Notice of any such change will be delivered to you by regular or electronic mail (or other delivery option in Teva’s discretion). You will be deemed to have received, be bound by, and agree to revisions of this Addendum when such revisions have been delivered to you.

Certification

All directors and executive officers and any other person subject to the procedures set forth in this Addendum must certify their understanding of, and intent to comply with, the Teva Insider Trading Policy and this Addendum on a form that will be presented to them. This Addendum is effective November 2024 and supersedes any previous policy of Teva concerning insider trading restrictions applicable to directors, executive officers, principal insiders and other persons subject to the procedures set forth in this Addendum. This Addendum does not alter any content or requirements contained in the Policy.

Pursuant to the pre-clearance procedures of the Addendum to Teva Insider Trading Policy, I hereby notify Teva Pharmaceutical Industries Limited (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION

Name: Email/phone number:

INTENT TO PURCHASE

Number of ordinary shares, ADSs or other securities:	____________________________

Intended trade date:	____________________________

Means of acquiring securities:	☐ Acquisition through employee benefit plan (please specify): ____________________________

☐ Purchase through a broker on the open market

☐ Other (please specify): __________________________________________

Under a Rule 10b5-1 plan	☐

INTENT TO SELL

Number of ordinary shares, ADSs or other securities:	____________________________

Intended trade date:	____________________________

Means of selling securities:	☐ Sale through employee benefit plan (please specify): ___________________________________

☐ Sale through a broker on the open market

☐ Other (please specify): __________________________________________

Under a Rule 10b5-1 plan	☐

CERTIFICATION

I hereby certify that (1) I am not in possession of material non-public information concerning the Company or its securities and (2) to the best of my knowledge, the proposed trade(s) listed above do(es) not violate the Teva Insider Trading Policy or Addendum to Teva Insider Trading Policy and compl(y)/(ies) with the requirements of applicable law. I understand that, if I trade while possessing material non-public information or in violation of Teva trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company, including, but not limited to, termination.

Signature	Date

CONFIRMATION OF TRANSACTION (to be completed following the purchase or sale on the same day in which such a transaction occurs)

I hereby confirm that the transaction(s) requested above was (were) executed as follows:

☐ Purchase of shares: *Number of shares: _______	Price per share: _______	Date and approximate time of purchase: _______

☐ Sale of shares: *Number of shares: _______	Price per share: _______	Date and approximate time of sale: _______

Signature	Date

Signature	Date

*	NOTE: Multiple lots must be listed on separate forms or broken out herein.